UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	December 3, 2015

Majesco

(Exact Name of Registrant as Specified in its Charter)

California	001-37466	77-0309142

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

412 Mount Kemble Ave, Suite 110C, Morristown, NJ 07960

(Address of Principal Executive Offices)

Registrant's telephone number, including area code	(973) 461-5200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 2, 2015, Majesco UK Limited, a company registered in England and Wales wholly owned by Majesco (“Majesco UK”), entered into a Services Agreement with Mastek (UK) Limited, a company registered in England and Wales wholly-owned by Mastek Limited (“Mastek UK”), pursuant to which Mastek UK will provide certain corporate and operational support services to Majesco UK, including managed office accommodation and facilities; managed office IT infrastructure and networks; and corporate support services, insurance coverage and subscription to professional associations and publications.

The charges for these core services will consist of a monthly charge of 13,000 UK Pounds and a pass through of actual costs of providing the services. Any support services by Mastek UK staff not included in the core services will be charged on a basis to be determined separately between both parties but before provision of such services. Either party may at any time, by notice in writing to the other party, terminate this agreement for breach or if the other party becomes subject to insolvency issues. Either party for any reason or no reason may terminated this agreement by providing the other party written notice of the termination ninety (90) days in advance. The Services Agreement contains customary representations, warranties and indemnities of the parties.

The effective date of this agreement is January 1, 2015.

Mastek is the holder of record of shares of common stock of Majesco representing approximately 13.84% of the issued and outstanding capital stock of Majesco. For more information about our relationship with Mastek and its affiliates, see “Item 13-Certain Relationships and Related Transactions, and Director Independence” included in our Annual report on Form 10-K filed with the SEC on June 19, 2015, which is incorporated by reference herein. The foregoing summary of the Services Agreement does not purport to be complete and is qualified in its entirety by reference to the Services Agreement attached hereto as Exhibit 10.36 and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.36 Services Agreement dated December 2, 2015, between Mastek (UK) Limited and Majesco UK Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Majesco

By:	/s/ Ketan Mehta
Ketan Mehta, President and Chief Executive Officer

Date: December 3, 2015

EXHIBIT INDEX

10.36 Services Agreement dated December 2, 2015, between between Mastek (UK) Limited and Majesco UK Limited